Exhibit 99.5

SUTROVAX, INC.

STAND-ALONE STOCK OPTION AGREEMENT

I.	NOTICE OF STOCK OPTION GRANT

Name:	Greenbank Bio Ltd.

Address:

The undersigned Participant has been granted a Nonstatutory Stock Option to purchase Common Stock of the Company, subject to the terms and conditions of this Agreement, as follows:

Date of Grant:	January 31, 2014

Vesting Commencement Date:	January 31, 2014

Exercise Price per Share:	$0.02

Total Number of Shares Granted:	31,500

Total Exercise Price:	$620.00

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	January 31, 2024

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

One forty-eighth (1/48th) of the Shares subject to the Option shall vest each month after the Vesting Commencement Date on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.

Termination Period:

This Option shall be exercisable for three (3) months after Participant ceases to be a Service Provider in accordance with Section 9 of this Agreement. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 10 of this Agreement.

II.	AGREEMENT

1. Definitions. As used herein, the following definitions shall apply:

(a) “Agreement” means this stock option agreement between the Company and Participant evidencing the terms and conditions of this Option.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to this Option.

(c) “Board” means the Board of Directors of the Company or any committee of the Board of Directors of the Company that has been designated by the Board to administer this Agreement. The Board has full authority and discretion to administer this Agreement, including but not limited to the authority to: (i) modify or amend the Option (subject to Section 19 of this Agreement), including, but not limited to, the discretionary authority to extend the post-termination exercise period of the Option, (ii) authorize any person to execute on behalf of the Company any instrument required to effect the grant or amendment of the Option previously granted or amended by the Board, (iii) provide for the transferability of the Option, and (iv) construe and interpret the terms of the Option. All decisions, determinations and interpretations of the Board shall be final and binding on the Participant.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means SutroVax, Inc., a Delaware corporation, or any successor thereto.

(h) “Consultant” any entity or natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.

(i) “Director” means a member of the Board.

(j) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Participant shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Exchange Program” means a program under which (i) the outstanding Option is surrendered or cancelled in exchange for options of the same type (which may have lower or higher exercise prices and different terms), awards of a different type, and/or cash, and/or (ii) Participant would have the opportunity to transfer the outstanding Option to a financial institution or other person or entity selected by the Board, and/or (iii) the exercise price of the outstanding Option is reduced or increased. The terms and conditions of any Exchange Program shall be determined by the Board in its sole discretion. An Exchange Program can be entered into with respect to the Option if agreed to in writing by the Participant and the Company.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(n) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o) “Notice of Grant” means a written notice, in Part I of this Agreement, evidencing certain terms and conditions of this Option grant. The Notice of Grant is part of the Agreement.

(p) “Option” means this option to purchase shares of Common Stock granted pursuant to this Agreement.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means the person or entity named in the Notice of Grant or such person’s successor.

(s) “Securities Act” means the Securities Act of 1933, as amended.

(t) “Service Provider” means an Employee, Director or Consultant.

(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of this Agreement.

(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Grant of Option. The Board hereby grants to the Participant named in the Notice of Grant attached as Part I of this Agreement the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of this Agreement.

3. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of this Agreement. Vesting of the Option shall be suspended during any unpaid leave of absence, unless the Board provides otherwise or continued vesting during such leave of absence is required by Applicable Law.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Board may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

(c) Legal Compliance. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Exercised Shares.

4. Participant’s Representations. In the event the Shares have not been registered under the Securities Act, at the time this Option is exercised, Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company an Investment Representation Statement in the form attached hereto as Exhibit B.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program implemented by the Company; or

(d) surrender of other Shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Board, shall not result in any adverse accounting consequences to the Company.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7. Rights as a Stockholder. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 below.

8. Term of Option. Subject to Section 9, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

9. Termination of Relationship as a Service Provider. If Participant ceases to be a Service Provider the Option shall remain exercisable for three (3) months following Participant’s termination (but in no event later than the Option’s Expiration Date or as provided in Section 10). In that event, the Option shall be exercisable only to the extent that the Option was unexercised and vested on the date of termination. Unless the Board provides otherwise, if on the date of termination the Participant is not vested as to the entire Option, the unvested portion of the Option shall terminate and Participant shall have no further rights to acquire the Shares subject thereto. If, after termination, the Participant does not exercise its Option within the time specified herein, the Option shall terminate and Participant shall have no further rights to acquire the Shares subject thereto.

10. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Option, shall adjust the number, class, and price of Shares covered by the Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option shall terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger or Change in Control, the Option will be treated as the Board determines (subject to the provisions of the following paragraph) without Participant’s consent, including, without limitation, that (i) the Option will be assumed, or a substantially equivalent option will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to Participant, that Participant’s Option will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) the Option will vest and become exercisable in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Board determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of the Option in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of the Option as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Board determines in good faith that no amount would have been attained upon the exercise of the Option, then the Option may be terminated by the Company without payment), or (B) the replacement of the Option with other rights or property selected by the Board in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 10(c), the Board will not be obligated to treat all awards, all awards held by Participant, or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the Option (or portion thereof), Participant will fully vest in and have the right to exercise all of the Option, including Shares as to which the Option would not otherwise be vested or exercisable and, with respect to any performance-based vesting (if applicable), all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if the Option is not assumed or substituted in the event of a merger or Change in Control, the Board will notify Participant in writing or electronically that the Option will be exercisable for a period of time determined by the Board in its sole discretion, and the Option will terminate upon the expiration of such period.

For the purposes of this subsection 10(c), the Option will be considered assumed if, following the merger or Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 10(c) to the contrary, if applicable, an Option that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Option assumption.

11. Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of

Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 11.

12. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to Participant by notice as provided in this Section. Any notice to be given to Participant hereunder shall be addressed to Participant at the address set forth beneath his signature hereto, or at such other address as Participant may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

14. Tax Obligations.

(a) Tax Withholding. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (a) all income, employment and local taxes that the Company or the Service Recipient determines are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to the Option and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (c) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax-Related Items”) which the Company determines must be withheld in connection with the Option, including but not limited to with respect to . Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer, and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”) the ultimate liability for all Tax-Related Items, is and remains Participant’s responsibility and may exceed the amount actually withheld by the Service Recipient. Participant acknowledges that the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Exercised Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Service Recipient to satisfy all Tax-Related Items.

(b) The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, and Participant authorizes the Service Recipient and its agents to take all necessary or appropriate action, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, if permissible by applicable local law: (i) paying cash, (ii) electing to have the Company or the Service Recipient withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax-Related Items, (iii) withholding the amount of such Tax-Related Items from Participant’s wages or other cash compensation paid to Participant by the Service Recipient, (iv) if Participant is a U.S. employee, delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax-Related Items, or (v) by selling a sufficient number of such Exercised Shares, or Shares otherwise deliverable to Participant through such means, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax-Related Items. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Board may deem necessary or advisable. Finally, Participant agrees to pay to Service Recipient any amount of Tax-Related Items that the Service Recipient may be required to withhold or account for as a result of this Agreement and the Option hereunder that cannot be satisfied by the means previously described.

(c) Code Section 409A. Under Code Section 409A, an Option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

15. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(c) Participant is voluntarily participating in this Agreement;

(d) the Option and any Shares acquired under this Agreement are not intended to replace any pension rights or compensation;

(e) the Option and Shares acquired under this Agreement and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the underlying Shares do not increase in value, the Option will have no value;

(h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Board, (i) Participant’s right to vest in the Option, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Board shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(j) unless otherwise provided by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) the following provisions apply only if Participant is providing services outside the United States:

(i)	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)

Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s engagement as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives its ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by executing this Agreement, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in this Agreement, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with its own tax, legal and financial advisors regarding its participation in this Agreement before taking any action related to this Agreement.

17. Language. If Participant has received this Agreement or any other document related to the Option translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect.

19. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

20. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Agreement. Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of this Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to this Option. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	SUTROVAX, INC.

GREENBANK BIO LTD.

/s/ Jeffrey Almond	/s/ Grant Pickering
Signature	By

Grant Pickering
Title	Print Name

President and Chief Executive Officer
Title
Address

EXHIBIT A

EXERCISE NOTICE

SutroVax, Inc.

310 Utah Ave.

So. San Francisco, CA 94080

Attention: President

1. Exercise of Option. Effective as of today,                             ,             , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase                                      shares of the Common Stock (the “Shares”) of SutroVax, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Agreement dated January 31, 2014 (the “Option Agreement”).

2. Delivery of Payment. Participant herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 10 of the Option Agreement.

5. Company’s Right of First Refusal. Before any Shares held by Participant or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection 5(c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during Participant’s lifetime or on Participant’s death by will or intestacy to Participant’s immediate family or a trust for the benefit of Participant’s immediate family shall be exempt from the provisions of this Section 5. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

6. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

7. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and its, his or her heirs, executors, administrators, successors and assigns.

9. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Board which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on all parties.

10. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11. Entire Agreement. The Option Agreement is incorporated herein by reference. This Exercise Notice, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:

PARTICIPANT	SUTROVAX, INC.

GREENBANK BIO LTD.

Signature	By

Title	Print Name

Title

Address:	Address:

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:	GREENBANK BIO LTD.

COMPANY	:	SUTROVAX, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed Securities, the undersigned Participant represents to the Company the following:

1. Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2. Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

3. Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

4. Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date